SmileDirectClub Reports Fourth Quarter and Full Year 2019 Financial Results
February 25, 2020

Nashville, TN, Feb. 25, 2020 (GLOBE NEWSWIRE) -- SmileDirectClub, Inc. (NASDAQ: SDC) today announced its financial results for the fourth quarter and year-ended December 31, 2019.
Fourth Quarter 2019 Financial Highlights

•	Fourth quarter total revenue increased $68 million, or 53.1%, over the fourth quarter of 2018, to $197 million.

•	Fourth quarter net loss of $(97) million.

•	Fourth quarter Adjusted EBITDA of $(60) million.

•	Fourth quarter diluted EPS of $(0.25).
2019 Financial Highlights

•	FY 2019 total revenue increased $327 million, or 77.3%, over FY 2018, to $750 million.

•	FY 2019 net loss of $(538) million.

•	FY 2019 Adjusted EBITDA of $(103) million.

•	FY 2019 diluted EPS of $(1.14).

Key Operating Metrics

•
Fourth quarter 2019 unique aligner shipments of 115,042, compared to 76,372 in the fourth quarter of 2018; full year 2019 unique aligner shipments of 453,053, compared to 258,278 in the full year 2018.

•	Average aligner gross sales price (“ASP”) of $1,771 for both the fourth quarter and full year 2019, compared to $1,797 and $1,764 in the fourth quarter and full year 2018, respectively.

“As CEO of this business, I am faced with numerous decisions every day, and one difficult but important decision that I am making given our club member experience and profitability in Q4, is to control our growth in order to provide the best consumer experience, and reduce our costs to be adjusted EBITDA profitable by Q4 of 2020,” said SmileDirectClub CEO David Katzman.

SmileDirectClub CFO Kyle Wailes added, “As we have stated, 2020 is a year of significant, albeit controlled growth for SmileDirectClub. Our number one priority is to improve our club member experience. We will also increase our focus on the international infrastructure we have already built to best position our business for long-term global growth. Profitability will also be a big focus for us in 2020, and we understand the levers we have to pull to achieve profitability.”
Business Outlook

Our guidance for the fiscal year 2020 is as follows:

•	Revenues are expected to be in the range of $1,000 million to $1,100 million, representing growth of 40% year-over-year at the mid-point of the range.

•	Adjusted EBITDA for the fiscal year is expected between $(50) million to $(75) million.
Conference Call Information

SmileDirectClub Fourth Quarter 2019 Conference Call Details

Date:	February 25, 2020
Time:	4:30 p.m. ET (1:30 p.m. PT)
Dial-In:	1-877-407-9208 (domestic) or 1-201-493-6784 (international)
Webcast:	Visit “Events and Presentations” section of the company’s IR page at http://investors.smiledirectclub.com.

A replay of the call may be accessed from 7:30 p.m. ET on Tuesday, February 25, 2020 until 11:59 p.m ET on Tuesday, March 10, 2020 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay PIN: 136998632. An archived version of the call and a copy of the 2019 full year results supplemental earnings presentation will also be available upon completion on the Investor Relations section of SmileDirectClub’s website at http://investors.smiledirectclub.com.

Forward-Looking Statements

This earnings release contains forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Forward-looking statements generally relate to future events and include, without limitation, projections, forecasts and estimates about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, and objectives. Some of these statements may include words such as “expects,” “anticipates,” “believes,” “estimates,” “targets,” “plans,” “potential,” “intends,” “projects,” and “indicates.”

Although they reflect our current, good faith expectations, these forward-looking statements are not guarantees of future performance, and involve a number of risks, uncertainties, estimates, and assumptions, which are difficult to predict. Some of the factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not necessarily limited to: our management of growth; the execution of our business strategies, implementation of new initiatives, and improved efficiency; our sales and marketing efforts; our manufacturing capacity, performance, and cost; our ability to obtain future regulatory approvals; our financial estimates and needs for additional financing; consumer acceptance of and competition for our clear aligners; our relationships with retail partners and insurance carriers; our R&D, commercialization, and other activities and expenditures; the methodologies, models, assumptions, and estimates we use to prepare our financial statements, make business decisions, and manage risks; laws and regulations governing remote healthcare and the practice of dentistry; our relationships with vendors; the security of our operating systems and infrastructure; our risk management framework; our cash and capital needs; our intellectual property position; our exposure to claims and legal proceedings; and other factors described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2019.

New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.
About SmileDirectClub
SmileDirectClub, Inc. (NASDAQ: SDC) is the industry pioneer as the first direct-to-consumer med-tech platform for transforming smiles. Through our cutting-edge teledentistry technology and vertically integrated model, we are revolutionizing the oral care industry. SmileDirectClub’s mission is to unleash the power of people’s smiles to empower them to positively impact their place in the world. SmileDirectClub was founded by Alex Fenkell and Jordan Katzman in partnership with Camelot Venture Group. Available in the U.S., Canada, Australia, New Zealand, the UK, and Ireland. SmileDirectClub is headquartered in Nashville, Tennessee. For more information, visit SmileDirectClub.com
Investor/Media Contact:
Alison Sternberg
Vice President, Investor Relations 310-562-7297
Alison.sternberg@smiledirectclub.com

SmileDirectClub, Inc.
Consolidated Balance Sheets
(in thousands)

	For the Year Ended December 31,
	2019	2018
ASSETS
Cash	$318,458	$313,929
Accounts receivable	239,413	113,934
Inventories	18,431	8,781
Prepaid and other current assets	14,186	5,782
Total current assets	590,488	442,426
Accounts receivable, non-current	106,315	60,217
Property, plant and equipment, net	177,543	52,551
Other assets	11,299	—
Total assets	$885,645	$555,194
LIABILITIES, TEMPORARY AND PERMANENT EQUITY (DEFICIT)
Accounts payable	$52,706	$25,250
Accrued liabilities	89,824	34,939
Due to related parties	—	20,305
Deferred revenue	25,435	19,059
Current portion of related party debt	—	16,054
Current portion of long-term debt	35,376	1,866
Total current liabilities	203,341	117,473
Long-term debt, net of current portion	173,150	137,123
Long-term related party debt	—	1,799
Other long-term liabilities	46,617	602
Total liabilities	423,108	256,997
Commitment and contingencies
Temporary Equity
Preferred Units	—	388,634
Permanent Equity (Deficit)
Class A common stock, par value $0.0001 and 103,303,674 shares issued and outstanding at December 31, 2019 and 0 shares issued and outstanding at December 31, 2018	10	—
Class B common stock, par value $0.0001 and 279,474,505 shares issued and outstanding at December 31, 2019 and 0 shares issued and outstanding at December 31, 2018	28	—
Additional paid-in-capital	452,119	57,677
Accumulated other comprehensive income (loss)	(272)	—
Accumulated deficit	(114,513)	(148,429)
Noncontrolling interest	125,165	—
Warrants	—	315
Total permanent equity (deficit)	462,537	(90,437)
Total liabilities, temporary and permanent equity (deficit)	$885,645	$555,194

SmileDirectClub, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Revenue, net	$184,000	$120,103	$706,529	$398,127
Financing revenue	12,714	8,401	43,899	25,107
Total revenues	196,714	128,504	750,428	423,234
Cost of revenues	52,498	30,344	163,861	98,048
Cost of revenues—related parties	877	7,312	14,529	35,920
Total cost of revenues	53,375	37,656	178,390	133,968
Gross profit	143,339	90,848	572,038	289,266
Marketing and selling expenses	141,059	69,413	481,468	213,080
General and administrative expenses	94,524	44,193	580,843	121,743
Loss from operations	(92,244)	(22,758)	(490,273)	(45,557)
Interest expense	4,052	3,249	15,659	12,532
Interest expense—related parties	—	(73)	75	1,173
Loss on extinguishment of debt	—	—	29,672	—
Other expense	(642)	13	(142)	15,148
Net loss before provision for income tax expense	(95,654)	(25,947)	(535,537)	(74,410)
Provision for income tax expense	1,672	67	2,268	361
Net loss	(97,326)	(26,014)	(537,805)	(74,771)
Net loss attributable to noncontrolling interest	(71,109)	—	(423,292)	—
Net loss attributable to SmileDirectClub, Inc.	$(26,217)	$(26,014)	$(114,513)	$(74,771)

Earnings per share of Class A common stock:
Basic	$(0.25)	N/A	$(1.12)	N/A
Diluted	$(0.25)	N/A	$(1.14)	N/A

Weighted average shares outstanding:
Basic	103,043,244	N/A	102,442,525	N/A
Diluted	382,517,729	N/A	381,917,030	N/A

SmileDirectClub, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2019	2018
Operating Activities
Net loss	$(537,805)	$(74,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,336	8,861
Deferred loan cost amortization	3,969	4,319
Accrued interest to related parties	—	1,152
Fair value adjustment of warrant derivative	—	14,500
Equity-based compensation	350,122	19,839
Loss on extinguishment of debt	17,693	—
Other non-cash operating activities	1,783	646
Changes in operating assets and liabilities:
Accounts receivable	(171,577)	(128,811)
Inventories	(9,650)	(6,058)
Prepaid and other current assets	(13,059)	(4,612)
Accounts payable	(1,182)	24,449
Accrued liabilities	13,107	13,494
Due to related parties	(20,305)	5,584
Deferred revenue	6,376	6,622
Net cash used in operating activities	(333,192)	(114,786)
Investing Activities
Purchases of property and equipment—related party	—	(15,135)
Purchases of property, equipment, and intangible assets	(106,361)	(26,706)
Net cash used in investing activities	(106,361)	(41,841)
Financing Activities
IPO proceeds, net of discount and related fees	1,277,010	—
Repurchase of Class A shares and LLC Units	(696,489)	—
Repurchase of Class A shares to cover employee tax withholdings	(85,684)	—
Settlement of canceled awards	(2,000)	—
Issuance of Class A common stock	6	—
Proceeds from sale of Preferred Units, net	—	388,634
Member tax distributions	—	(86)
Borrowings on long-term debt	176,000	117,375
Payments of issuance costs	(6,127)	(3,514)
Principal payments on long-term debt	(193,516)	—
Principal payments on related party debt	(22,352)	(35,532)
Other	(2,766)	(392)
Net cash provided by financing activities	444,082	466,485
Increase (Decrease) in cash	4,529	309,858
Cash at beginning of period	313,929	4,071
Cash at end of period	$318,458	$313,929

Use of Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures, including adjusted EBITDA (“Adjusted EBITDA”). We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below and in our Current Report on Form 8-K announcing our quarterly earnings results, which can be found on the SEC’s website at www.sec.gov and our website at investors.smiledirectclub.com.

We utilize certain non-GAAP financial measures, including Adjusted EBITDA, to evaluate our actual operating performance and for planning and forecasting of future periods.
We define Adjusted EBITDA as net loss plus depreciation and amortization, interest expense, income tax expense, adjusted to remove derivative fair value adjustments, loss on extinguishment of debt, equity-based compensation and certain other non-operating expenses such as IPO related costs and foreign currency adjustments. We use Adjusted EBITDA when evaluating our performance when we believe that certain items are not indicative of operating performance. Adjusted EBITDA provides useful supplemental information to management regarding our operating performance and we believe it will provide the same to members/stockholders.
We believe that Adjusted EBITDA will provide useful information to members/stockholders about our performance, financial condition, and results of operations for the following reasons: (i) Adjusted EBITDA would be among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) Adjusted EBITDA is frequently used by securities analysts, investors, lenders, and other interested parties as a common performance measures to compare results or estimate valuations across companies in our industry.
Adjusted EBITDA does not have a definition under GAAP, and our definition of Adjusted EBITDA may not be the same as, or comparable to, similarly titled measures used by other companies. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, is set forth below.
SmileDirectClub, Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
	(unaudited)
Net loss	$(97,326)	$(26,014)	$(537,805)	$(74,771)
Depreciation and amortization	11,099	3,894	27,336	8,861
Total interest expense	4,052	3,176	15,734	13,705
Income tax expense	1,672	67	2,268	361
Loss on disposal of property, plant and equipment	—	—	—	617
Fair value adjustment of warrant derivative	—	—	—	14,500
Loss on extinguishment of debt	—	—	29,672	—
Equity-based compensation	17,363	6,213	350,122	19,839
IPO related costs	3,746	—	9,892	—
Other	(644)	13	(142)	31
Adjusted EBITDA	$(60,038)	$(12,651)	$(102,923)	$(16,857)